[GCI Logo]

                             LETTER TO SHAREHOLDERS

                                 April 30, 1998

                     Re: 1998 Annual Meeting of Shareholders
                         of General Communication, Inc.

Dear Shareholder:

         The board of directors of General Communication, Inc. cordially invites and encourages you to attend the annual meeting of shareholders of the Company. The meeting will be held at Josephine's Restaurant at the Sheraton Anchorage Hotel at 401 East 6th Avenue, 15th Floor in Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Thursday, June 4, 1998. The board has chosen the close of business on April 6, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. A reception for shareholders will be held prior to the meeting from 5:00 p.m. to 6:00 p.m. at the site of the meeting.

         Copies of the Notice of Annual Meeting of Shareholders, Proxy, Proxy Statement, and Annual Report to Shareholders in the form of the Form 10-K for the year ended December 31, 1997 are enclosed covering the formal business to be conducted at the meeting.

         At the meeting, the shareholders will be asked to elect individuals to fill three positions on the board of directors as a classified board as required by the revised Bylaws of the Company, and to conduct other business as described more fully in the Proxy Statement and as may properly come before the meeting. Regardless of the number of shares you own, your careful consideration of and vote on these matters is important.

         In order to ensure that we have a quorum and that your shares are voted at the meeting, please complete, date and sign the enclosed Proxy and return it promptly in the enclosed addressed and stamped envelope.

         In addition to conducting the formal business at the meeting, we shall also review the Company's activities over the past year and its plans for the future. I sincerely hope you will be able to join us.

                                       Sincerely,



                                       /s/
                                       Ronald A. Duncan
                                       President and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 4, 1998

                            -------------------------


                                                                 April 30, 1998
To the Shareholders of
General Communication, Inc.

         NOTICE IS HEREBY GIVEN that, pursuant to the Bylaws of General Communication, Inc. ("Company") and the call of the board of directors of the Company ("Board"), the annual meeting ("Annual Meeting") of shareholders of the Company will be held at Josephine's Restaurant at the Sheraton Anchorage Hotel at 401 East 6th Avenue, 15th Floor, in Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Thursday, June 4, 1998. At the meeting, shareholders will consider and vote upon the following matters:

         (1) Election of three directors, each for three-year terms, as part of Class III of the ten-member classified Board; and

         (2) Transaction of such other business as may properly come before the Annual Meeting and any adjournment or adjournments of it.

         All of the above matters are more fully described in the accompanying Proxy Statement. A reception for shareholders will precede the Annual Meeting, commencing at 5:00 p.m.

         By resolution adopted by the Board, the close of business on April 6, 1998, has been fixed as the record date for the Annual Meeting ("Record Date"). Only holders of shares of Class A or Class B common stock of the Company of record as of the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments of it.

         The accompanying form of Proxy is solicited by the Board. The enclosd Proxy Statement contains further information with regard to the business to be transacted at the Annual Meeting. A list of shareholders of the Company as of the Record Date will be kept at the Company's offices at 2550 Denali Street, Suite 1000, Anchorage, Alaska for a period of 30 days prior to the Annual Meeting and will be subject to inspection by any shareholder at any time during normal business hours.

         If you do not expect to attend the Annual Meeting in person, please sign and date the enclosed Proxy and mail it to the secretary of the Board in the enclosed, addressed and stamped envelope. If you send in your Proxy and later do attend the Annual Meeting, you may then withdraw your Proxy should you desire to do so. However, in this case, you must revoke your Proxy in writing and present that written revocation at the Annual Meeting. Thereafter you may then vote in person if you wish. The Proxy may be revoked at any time prior to its exercise.

                                      BY ORDER OF THE BOARD OF DIRECTORS



                                      /s/
                                      John M. Lowber, Secretary

PROXY                                                                  PROXY


                           GENERAL COMMUNICATION, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

              FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

                                  JUNE 4, 1998


         The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated April 30, 1998 and holding Class A common stock or Class B common stock of General Communication, Inc. ("Company") of record determined as of April 6, 1998, hereby appoints Ronald A. Duncan, on behalf of the board of directors of the Company, and each of them, the proxy of the undersigned, with full power of substitution, to attend the annual meeting ("Annual Meeting") of shareholders, to be held at Josephine's Restaurant at the Sheraton Anchorage Hotel, at 401 East 6th Avenue, 15th Floor, in Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Thursday, June 4, 1998 and any adjournment or adjournments of the Annual Meeting. The undersigned further directs those holders of this Proxy to vote at the Annual Meeting, as specified in this Proxy, all of the shares of common stock of the undersigned in the Company which the undersigned would be entitled to vote if personally present, as follows:

              (1) To elect three directors, each for three-year terms, as part of Class III of the ten-member classified board of directors as identified in this Proxy:

              (  )     FOR all nominees        (  )     WITHHOLD AUTHORITY
                       listed below (except as          to vote for all nominees
                       marked to the contrary)          listed below

                                   Class III:        Donne F. Fisher
                                                     William P. Glasgow
                                                     James M. Schneider
INSTRUCTIONS:

         To withhold authority under this Proxy to vote for one or more individual nominees, draw a line through the name of the nominee for which you wish authority to be withheld.

         Should the undersigned choose to mark this proxy as withholding authority to vote for one or more nominees as listed above, this Proxy will, nevertheless, be used for purposes of establishing a quorum at the Annual Meeting.

                  (2) To transact such other business as may properly come before the Annual Meeting (including the adoption but not the ratification of the minutes of the November 25, 1997 annual meeting of shareholders of the Company) and any adjournment or adjournments of the Annual Meeting. The Board at present knows of no other business to be presented by or on behalf of the Company or the Board at the Annual Meeting.

         The undersigned hereby ratifies and confirms all that the proxyholder or the holder's substitute lawfully does or causes to be done by virtue of this Proxy and hereby revokes any and all proxies given prior to this Proxy by the undersigned to vote at the Annual Meeting or any adjournments of the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement accompanying the Notice.


DATED:
                                            Signature of Shareholder
                                            Print Name:



                                            Signature of Shareholder
                                            Print Name:


         Please date this Proxy, sign it above as your appears at the beginning of this Proxy, and return it in the enclosed envelope which requires no postage. Joint owners should each sign personally. When signing as attorney, executor, trustee, guardian, administrator, or officer of a corporation, please give that title.

         The board recommends a vote "for" proposal no. (1). This Proxy, when properly executed, will be voted as directed. If no direction is made, it will be voted "for" proposal no. (1). If any other business is properly presented at the annual meeting, this Proxy will be voted in accordance with the best judgment and discretion of the proxyholder.

                           GENERAL COMMUNICATION, INC.
                         2550 Denali Street, Suite 1000
                             Anchorage, Alaska 99503
                                 (907) 265-5600


                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 4, 1998


         This Proxy Statement is submitted with the Notice of Annual Meeting of Shareholders of General Communication, Inc. ("Company") where the annual meeting ("Annual Meeting") is to be held at Josephine's Restaurant at the Sheraton Anchorage Hotel, at 401 East 6th Avenue, 15th Floor, in Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Thursday, June 4, 1998.

         This Proxy Statement, the Letter to Shareholders, Notice of Annual Meeting, and the accompanying Proxy are first being sent or delivered to shareholders of the Company on or about April 30, 1998. A copy of the Company's Annual Report, in the form of a Form 10-K, for the year ended December 31, 1997 accompanies this Proxy Statement. See, "Annual Report".


         DATED:  April 30, 1998.

                                TABLE OF CONTENTS

                                                                            Page

COMPANY ANNUAL MEETING........................................................ 3

MANAGEMENT OF THE COMPANY..................................................... 7

CERTAIN TRANSACTIONS......................................................... 27

OWNERSHIP OF COMPANY......................................................... 34

LITIGATION AND REGULATORY MATTERS............................................ 40

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS............................. 40

ANNUAL REPORT................................................................ 41

SUBMISSION OF SHAREHOLDER PROPOSALS.......................................... 41

                             COMPANY ANNUAL MEETING

Voting Procedure

         Overview. This Proxy Statement is furnished in connection with the solicitation by the Company's board of directors ("Board") of proxies from the holders of the Company's Class A and Class B common stock for use at the Annual Meeting. The Proxy Statement, Letter to Shareholders, Notice of Annual Meeting and accompanying Board proxy ("Proxy") are first being sent or delivered to shareholders of the Company on or about April 30, 1998. A copy of the Company's Annual Report, in the form of a Form 10-K, for the year ended December 31, 1997, accompanies this Proxy Statement. See, "Annual Report."

         Time and Place. The Annual Meeting will be held at Josephine's Restaurant at the Sheraton Anchorage Hotel, at 401 East 6th Avenue, 15th Floor, in Anchorage, Alaska at 6 p.m. (Alaska Daylight Time) on Thursday, June 4, 1998. A reception for shareholders will commence at 5 p.m. at that location.

         Purpose. As indicated in the Notice of Annual Meeting, the following matters will be considered and voted upon at the Annual Meeting:

         - Election of three directors in Class III of the classified Board for three-year terms; and

         - Transaction of such other business as may properly come before the meeting and any adjournment or adjournments of it.

         Outstanding Voting Securities. The holders of common stock of the Company as of the close of business on April 6, 1998 ("Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date and under the Company's Restated Articles of Incorporation ("Articles"), the common stock of the Company was divided into two classes:

         - Class A common stock for which the holder of a share is entitled to one vote

         - Class B common stock, for which the holder of a share is entitled to ten votes

On the Record Date, there were 45,108,694 shares of Class A common stock and 4,062,685 shares of Class B common stock outstanding and entitled to be voted at the Annual Meeting.

         Voting Rights, Votes Required for Approval. Except as otherwise provided by applicable law or the Articles, at any meeting of the shareholders, a simple majority of the issued and outstanding common stock of the Company entitled to be voted as of the record date for the meeting will constitute a quorum. As an example, since there were a total of 45,108,694 shares of Class A and 4,062,685 shares of Class B common stock issued and outstanding and entitled to be voted as of the Record Date, a quorum would be established by the presence, in person or by proxy, of at least 20,523,005 shares of Class A common stock and all 4,062,685 shares of Class B common stock. Because of the ten-for-one voting power of the Class B common stock, shares of that stock have a substantial impact on the voting power for purposes of taking votes on matters addressed at the Annual Meeting. The total number of votes to which Class A common stock and Class B common stock were entitled as of the Record Date were 45,108,694 and 40,626,850, respectively.

         Adoption of the Annual Meeting agenda item pertaining to the election of directors requires an affirmative vote of the holders of at least a simple majority of voting power of the issued and outstanding Class A common stock and Class B common stock of the Company entitled to be voted as of the Record Date. The Articles expressly provide for non-cumulative voting in the election of directors.

         As of the Record Date, the number and percentage of outstanding shares entitled to vote held by directors and executive officers of the Company and their affiliates were 2,720,532 shares of Company Class A common stock, constituting approximately 5.8% of the outstanding stock in that class and 1,276,744 shares of Company Class B common stock, constituting approximately 31.4% of the outstanding stock in that class. As of the Record Date, 9,142,387 shares of Company Class A common stock, constituting approximately 20.2% of the outstanding stock in that class, and 2,030,591 shares of Company Class B common stock, constituting approximately 50.0% of the outstanding stock in that class, were subject to a voting agreement ("Voting Agreement"). Also as of the Record Date the voting power of the common stock of the Company subject to the Voting Agreement was approximately 34.3% of the effective voting power of the combined outstanding Class A and Class B common stock of the Company. When combined, the voting power held by management of the Company and the parties to the Voting Agreement constituted approximately 42.2% of the outstanding voting power of Class A and Class B common stock of the Company as of the Record Date. See, "Management of the Company: Voting Agreement."

         In past annual meetings, the parties to the Voting Agreement have voted for management's slates of nominees for the Board. Management has no reason to believe the parties to the present Voting Agreement will not vote for management's slate of nominees for the Board as identified in this Proxy Statement. See, "Management of the Company: Voting Agreement"; "Ownership of the
Company: Principal Shareholders" and "--Changes in Control-Voting Agreement."

         Proxies. The accompanying form of Proxy is being solicited on behalf of the Board for use at the Annual Meeting.

         Subject to the conditions described in this section, the shares represented by each Proxy executed in the accompanying form of Proxy will be voted at the Annual Meeting in accordance with the instructions in that Proxy. The Proxy will be voted for management's nominees for directors as a classified board and as otherwise specified in the Proxy, unless a contrary choice is specified.

         All votes cast by holders of common stock of the Company as of the Record Date, in person or by Proxy completed and executed in accordance with the instructions on the Proxy, will be counted at the Annual Meeting. A Proxy having one or more clearly marked abstentions or having no indication of a vote on one or more of the proposals to be addressed at the Annual Meeting will be honored as an abstention or non-vote, respectively. However, such a Proxy will be counted for purposes of establishing a quorum at the Annual Meeting.

         A Proxy executed in the form enclosed may be revoked by the person signing the Proxy at any time before the authority granted under the Proxy is exercised by giving written notice to the Secretary of the Board. That notice must be delivered to 2550 Denali Street, Suite 1000, Anchorage, Alaska or at the Annual Meeting. Thereafter the person signing the Proxy may vote in person or by other proxy as provided by the revised Bylaws of the Company in effect as of the Record Date ("Bylaws"). The person signing the Proxy may also revoke that proxy by a duly executed proxy bearing a later date.

         The expenses of the Proxy solicitation made by the Board for the Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy, Proxy Statement, and return envelopes, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners, will be paid by the Company. In addition to the mailing of these proxy materials, solicitation may be made in person or by telephone, telecopy, telegraph, or electronic mail by officers, directors, or regular employees of the Company, none of whom will receive additional compensation for that effort.


Director Elections

         Overview. The Board is classified into three classes: Class I, Class II, and Class III, with three, four and three members per class, respectively.

         At the Annual Meeting individuals will be elected to positions in Class III of the Board for three-year terms. The individuals so elected will serve subject to the provisions of the Bylaws and until the election and qualification of their respective successors.

         Management believes that its proposed nominees for election as directors are willing to serve as such. It is intended that the proxy holders named in the accompanying form of Proxy or their substitutes will vote for the election of these nominees unless specifically instructed to the contrary. However, if any nominee at the time of the election is unable or unwilling or is otherwise unavailable for election and as a consequence, other nominees are designated, the proxy holders named in the Proxy or their substitutes will have discretion and authority to vote or refrain from voting in accordance with their judgment with respect to other nominees.

         Recommendation of Board. Management and the Board recommend to the shareholders of the Company a vote "FOR" the slate of three directors for the positions up for election at the Annual Meeting, i.e., a vote for item number 1 on the Proxy. This slate of directors is for Class III as follows:

         -       Donne F. Fisher

         -       William P. Glasgow

         -       James M. Schneider

Background and other information on each of the nominees is provided elsewhere in this Proxy Statement. See, "Management of the Company."

         Mr. Glasgow is a nominee recommended by the parties to the Voting Agreement in accordance with the terms of the agreement and at the request of Prime Management, identified elsewhere in this Proxy Statement. See, "Management of the Company: Voting Agreement."


Other Business

         As part of such Other Business, the shareholders will be asked to approve the minutes of the past annual meeting of shareholders of the Company held on November 25, 1997. The Proxy will then also be used in the discretion of the proxy holder to vote for the adoption of those minutes. A vote for the adoption of those minutes will be an affirmation that the minutes, as written, properly reflect the proceedings of that meeting and the action taken at that meeting. However, such a vote will not be an action constituting approval or disapproval of the matters referred to in those minutes.

         Other than adoption of the minutes of that past annual meeting, the Board does not intend to bring any other matter before the Annual Meeting and does not know of any other matter which anyone else proposes to present for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying form of Proxy or their duly constituted substitutes acting at the Annual Meeting will be deemed authorized to vote or otherwise act upon those matters in accordance with their judgment.


                            MANAGEMENT OF THE COMPANY

Directors and Executive Officers

         The following table sets forth certain  information about the Company's directors and executive officers as of the Record Date.
           Name                                Age    Position
           ----                                ---    --------
           Carter F. Page (1)(2)(3)            66     Chairman and Director
           Ronald A. Duncan(1)(3)              45     President, Chief Executive Officer and Director
           Robert M. Walp(1)(3)(4)             70     Vice Chairman and Director
           John M. Lowber(2)                   48     Senior Vice President, Chief Financial Officer,
                                                      Secretary and Treasurer
           G. Wilson Hughes                    52     Executive Vice President and General Manager
           William C. Behnke                   40     Senior Vice President-Marketing and Sales
           Richard P. Dowling                  54     Senior Vice President-Corporate Development
           Dana L. Tindall                     36     Senior Vice President-Regulatory Affairs
           Donne F. Fisher(1)(2)(3)            59     Director
           Jeffrey C. Garvey(1)(3)(4)          49     Director
           John W. Gerdelman(1)(3)(4)          45     Director
           William P.Glasgow(1)(3)(4)          39     Director
           Donald Lynch(1)(3)(4)               49     Director
           Larry E. Romrell(1)(3)(4)           58     Director
           James M. Schneider(1)(3)            45     Director

------------

(1)      Member of Audit Committee and Compensation Committee.

(2)      Member of Finance Committee.

(3) The present classification of the Board is as follows: (1) Class I -- Messrs. Gerdelman, Page, and Walp, whose present terms expire at the time of the 1999 annual shareholder meeting; (2) Class



                                                                          Page 7

         II -- Messrs. Duncan, Garvey, Lynch and Romrell, whose present terms expire at the time of the 2000 annual shareholder meeting; and (3) Class III -- Messrs. Fisher, Glasgow, and Schneider, whose present terms expire at the time of the Annual Meeting.

(4)      Member of Stock Option Plan Committee.

------------

         Carter F. Page. Mr. Page has served as Chairman and a director of the Company since 1980. His term as director expires in 1999. From December 1987 to December 1989, he served as a consultant to WestMarc Communications, Inc. ("WestMarc") in matters related to the Company. Mr. Page served as President and director of WestMarc from 1972 to December 1987. Since then and to the present, he has been managing general partner of Semaphore Partners, a general partnership and investment vehicle in the communications industry.

         Ronald A. Duncan. Mr. Duncan is a co-founder of the Company and has been a director of the Company since 1979. His term as director expires in 2000. Mr. Duncan is his own nominee to the Board for the Annual Meeting pursuant to the Voting Agreement. Mr. Duncan has served as President and Chief Executive Officer of the Company since January 1, 1989. From 1979 through December 1988 he was the Executive Vice President of the Company.

         Robert M. Walp. Mr. Walp is a co-founder of the Company. He has been a director of the Company since 1979, has served as Vice Chairman of the Company since January 1, 1989 and is also an employee of the Company. Mr. Walp is his own nominee to the Board pursuant to the Voting Agreement. His term as director expires in 1999. From 1979 through 1988, Mr. Walp served as President and Chief Executive Officer of the Company.

         John M. Lowber. Mr. Lowber has served as Chief Financial Officer of the Company since January 1987, as Secretary and Treasurer since July 1988 and as Senior Vice President since December 1989. Mr. Lowber was Vice President-Administration for the Company from 1985 to December 1989. Prior to joining the Company, Mr. Lowber was a senior manager at KPMG Peat Marwick.

         G. Wilson Hughes. Mr. Hughes has served as Executive Vice President and General Manager of the Company since June 1991. Mr. Hughes was President and a member of the board of directors of Northern Air Cargo, Inc. from March 1989 to June 1991. From June 1984 to December 1988 he was President and a member of the board of directors of Enserch Alaska Services, Inc.

         William C. Behnke. Mr Behnke has served as Senior Vice President-Marketing and Sales for the Company since January 1994. Mr. Behnke was Vice President of the Company and President of GCI Network Systems, Inc., a former subsidiary of the

Company, from February 1992 to January 1994. From June 1989 to February 1992 he was Vice President of the Company and General Manager of GCI Network Systems, Inc. From August 1984 to June 1989, Mr. Behnke was Senior Vice President for TransAlaska Data Systems, Inc.

         Richard P. Dowling. Mr. Dowling has served as Senior Vice President-Corporate Development for the Company since December 1990. Mr. Dowling was Senior Vice President-Operations and Engineering for the Company from December 1989 to December 1990. From 1981 to December 1989 he served as Vice President-Operations and Engineering for the Company.

         Dana  L.   Tindall.   Ms.   Tindall   has   served   as   Senior   Vice
President-Regulatory Affairs since January 1994. Ms. Tindall was Vice President-Regulatory Affairs for the Company from January 1991 to January 1994. From October 1989 through December 1990, Ms. Tindall was Director of Regulatory Affairs for the Company and she served as Manager of Regulatory Affairs for the Company from 1985 to October 1989. In addition, Ms. Tindall was an adjunct professor of Telecommunications Economics at Alaska Pacific University from September through December 1995.

         Donne F. Fisher. Mr. Fisher has served as a director of the Company since 1980. His term as director expires in 1998. Mr. Fisher has been a consultant to Tele-Communications, Inc. ("TCI") since January 1996 and a director of TCI since 1980. From 1982 until 1996, he held various executive officer positions with TCI and its subsidiaries. Mr. Fisher serves on the boards of directors of most of TCI's subsidiaries and the boards of directors of TCI Music, Inc. and United Video Satellite Group, Inc.

         Jeffrey C. Garvey. Mr. Garvey has served as a director of the Company since his appointment by the Board in December 1996 to fill a new seat created in the expansion of the Board from seven to ten members. His term as director expires in 2000. Since June 1989, Mr. Garvey has been general partner of Austin Ventures, L.P. Mr. Garvey joined Austin Ventures in 1979, and, prior to that, he was Senior Vice President in charge of the National and Specialized Lending Divisions of PNC Bank (formerly Provident National Bank) in Philadelphia, Pennsylvania. From 1971 to 1976 he held several positions with Pittsburgh National Bank focusing on broadcast communications.

         John W. Gerdelman. Mr. Gerdelman has served as a director of the Company since July 1994 and is one of the nominees of MCI Telecommunications Corporation ("MCI") to the Board pursuant to the Voting Agreement. His term as director expires in 1999. Mr. Gerdelman has been President, Network Services, for MCI, a wholly-owned subsidiary of MCI Communications Corporation, since September 1994. He was Senior Vice President for MCI from July 1992 to September 1994. From July 1989 to July 1992 Mr. Gerdelman was President of MCI Services, Inc., a subsidiary of MCI.

         William P. Glasgow. Mr. Glasgow has served as a director of the Company since his appointment by the Board in December 1996 to fill a new seat created in the expansion of the Board from seven to ten members. He is a nominee at the Annual Meeting, recommended by the parties to the Voting Agreement in accordance with the terms of that agreement and at the request of Prime Management described elsewhere in this section. See, within this section, "-- Voting Agreement." Since July 1996, Mr. Glasgow has been President of Prime II
Management, Inc., a Delaware corporation and sole general partner of Prime Management. Prior to that, he was Senior Vice President-Finance from September 1991 and Vice President-Finance of Prime Cable Fund I, Inc. from February 1989 to September 1991. Mr. Glasgow joined Prime Cable Corp. (an affiliate of Prime II Management, Inc.) in 1983 and served in various capacities until that corporation was liquidated in 1987.

         Donald Lynch. Mr. Lynch has served as a director of the Company since his appointment by the Board in December 1996 to fill a new seat created in the expansion of the Board from seven to ten members. He is one of MCI's nominees to the Board pursuant to the Voting Agreement. His term as director expires in 2000. Mr. Lynch is a Senior Vice President of MCI and has been with MCI for over 15 years in various executive positions.

         Larry E. Romrell. Mr. Romrell has served as a director of the Company since 1980. His term as director expires in 2000. Since 1994, Mr. Romrell has been an Executive Vice President of TCI and the President and a director of TCI Technology Ventures, Inc. From 1991 to 1994, Mr. Romrell was a Senior Vice President of TCI. Mr. Romrell is also a director of Teleport Communications Group, Inc. and of United Video Satellite Group. He serves on the compensation committee of United Video Satellite Group.

         James M. Schneider. Mr. Schneider has served as a director of the Company since July 1994. His term as director expires in 1998. Mr. Schneider has been the Vice President - Finance for Dell Computer Corporation since September 1996. Prior to that he was Senior Vice President for MCI Communications Corporation in Washington, D.C. since September 1993. Mr. Schneider was with the accounting firm of Price Waterhouse from 1973 to September 1993 and was a partner in that firm from October 1983 to September 1993.


Board of Directors and Executive Officers

         The Board currently consists of ten directors, divided into three classes of directors serving staggered three-year terms. Directors of the Company are elected at the annual meeting of shareholders and serve until they resign or are removed or until their successors are elected and qualified. Executive officers of the Company generally are appointed at the Board's first meeting after each annual meeting of shareholders and serve at the discretion of the Board.


Voting Agreement

         Five of the ten directors of the Company are nominated by the parties to the Voting Agreement. The Voting Agreement was entered into in 1996 in connection with the Company's acquisition of Prime Cable of Alaska, L.P., a Delaware limited partnership ("Prime"), and other cable television systems in Alaska (collectively with Prime, "Cable Systems"). Initially, the parties to the Voting Agreement were as follows: MCI, TCI, Messrs. Duncan and Walp, and Prime II Management, L.P. a Delaware limited partnership ("Prime Management"). Initially, Prime Management entered into the Voting Agreement as the agent for certain persons who became shareholders of the Company as the result of the Company's acquisition of Prime. Many of those shareholders disposed of or otherwise distributed those shares in 1997. In December 1997, the parties to the Voting Agreement approved an amendment to it expressly removing TCI and Prime Management as parties to the agreement.

         Under the Voting Agreement, each party to the agreement will vote the party's stock in the election of directors to the Board as follows:

         -       Two directors nominated by MCI

         -       One director nominated by Mr. Duncan

         -       One director nominated by Mr. Walp

In addition through the recent amendment to the Voting Agreement, the parties agreed to allow Prime Management to recommend one nominee to the Board for so long as the Prime Management Agreement is in full force and effect and to vote for that nominee notwithstanding Prime Management's no longer being a party to the agreement. The Prime Management Agreement is described elsewhere in this Proxy Statement. See, "Certain Transactions: Prime Management Agreement" and "Ownership of Company: Changes in Control -- Voting Agreement."

         The Voting Agreement states that the shares subject to it are also to be voted on other matters to which the parties unanimously agree. However, as of the Record Date, the Company was unaware of any other matters subject to the Voting Agreement.

         Under the terms of the Voting Agreement, if any party to it disposes of more than 25% of the votes represented by its holdings of the common stock of the Company, such party will cease to be subject to the agreement and such disposition will trigger on behalf of each other party to the agreement the right to withdraw from the agreement. Unless earlier terminated, the Voting Agreement will continue until the earlier of completion of the annual shareholder meeting of the Company in June 2001 or until there is only one party to the Voting Agreement.

         TCI sold all of its shares of the Company's common stock in 1997 in the Stock Offering. However, through its acquisition of Kearns Tribune Corporation in July 1997, TCI indirectly owns 300,200 shares of Company Class A and 225,000 shares of Company Class B common stock. The Company currently expects that TCI's former nominees to the Board (Messrs. Fisher and Romrell) will continue as directors of the Company. See "Ownership of the Company: 1997 Equity and Debt Offerings."


Board and Committee Meetings

         During the year ended December 31, 1997, the Board had four committees:

         -       Audit Committee

         -       Compensation Committee

         -       Finance Committee

         -       Stock Option Plan Committee

         The Audit Committee is composed of all members of the Board. This committee is responsible for making recommendations to the Board on conducting the annual audit of the Company and its subsidiaries, including the selection of an external auditor to conduct the annual audit and such other audits or accounting reviews of those entities as the committee deems necessary. The committee is also responsible for reviewing the plan or scope of an audit or review and the results of such audit or review and carrying out other duties as delegated in writing by the Board. The Audit Committee met one time during the year ended December 31, 1997.

         The Compensation Committee is composed of all members of the Board. This committee establishes compensation policies regarding executive officers and directors and makes recommendations to the Board regarding such compensation, including establishing an overall cap on executive compensation and setting performance standards for executive officer compensation. The Compensation Committee met two times during the year ended December 31, 1997.

         The Finance Committee is composed of Messrs. Fisher, Page and Lowber. It is responsible for reviewing Company finance matters from time to time and providing guidance to the Chief Financial Officer regarding these matters. The Finance Committee did not meet during the year ended December 31, 1997.

         The Stock Option Plan Committee is composed of Messrs. Garvey, Gerdelman, Glasgow, Lynch, Romrell, and Walp. This committee administers the Stock Option Plan and approves the issuance of options pursuant to the plan. The Stock Option Plan Committee did not meet but took action twice in 1997 by unanimous consent in lieu of meetings in accordance with the Company's Bylaws.

         The Board held three meetings during the year ended December 31, 1997. All incumbent directors as disclosed in this Proxy Statement attended 100% of the meetings of the Board and of committees of the Board for which they were seated as directors with certain exceptions. Those exceptions are the following directors who only attended a percentage of the meetings for which they were seated as indicated: Mr. Fisher (67%); Mr. Gerdelman (33%); Mr. Lynch (67%); and Mr. Romrell (33%).


Director Compensation

         In December 1997, each person who was then a director of the Company (other than the MCI representatives) received $2,000 in director fees for the period from July 1997 through June 1998. It is MCI's policy that an MCI director not accept remuneration for serving on a board of directors other than those of MCI and its subsidiaries. During the year ended December 31, 1997, the directors on the Board received no other direct compensation for serving on the Board. However, they were reimbursed for travel and out-of-pocket expenses incurred in connection with attendance at meetings of the Board.

         During February 1997, the Company made contingent grants, pursuant to the Stock Option Plan to each of Messrs. Fisher, Page, and Schneider. Each option was for 25,000 shares with an exercise price of $7.50 per share. The options are to vest in 25% increments for each year that the optionee participates in at least 50% of Board meetings. The options were granted subject, among other things, to the Company obtaining shareholder approval to increase the number of shares of Class A common stock that it is authorized to issue and the number of shares allocated to the Stock Option Plan. That shareholder approval was obtained at the 1997 shareholder annual meeting. The corresponding option agreements were issued in February 1998.


Executive Compensation

         Summary Compensation. The following table sets forth certain information concerning the cash and non-cash compensation earned during fiscal years 1995, 1996 and 1997 by the Company's Chief Executive Officer and by each of the four other most highly compensated executive officers of the Company or its subsidiaries whose individual combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1997 (collectively, "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                   Long-Term
                                                                                   Compensation
                                                  Annual Compensation              Awards
                                         ---------------------------------------   -----------
                                                                                   Securities
                                                                  Other Annual     Underlying        All Other
Name and Principal Position     Year     Salary($)   Bonus($)    Compensation($)   Options (#)       Compensation($)(1)(2)
---------------------------     ----     ---------   --------    ---------------   -----------       --------------------
Ronald A. Duncan                1997    216,649(5)    20,400           -0-               -0-                 167,354
  President and Chief           1996    120,000(3)    3,000            -0-               -0-                 178,633
  Executive Officer             1995    119,550(4)     -0-             -0-               -0-                 159,206

William C. Behnke               1997       148,336    30,960           -0-             100,000                 4,503
  Senior Vice President-        1996       110,000    5,363            -0-               -0-                  22,066
  Marketing and Sales           1995       110,002     -0-             -0-              50,000                20,066

G. Wilson Hughes                1997       150,004    29,600           -0-               -0-                 106,434
  Executive Vice President      1996       150,000    6,040            -0-               -0-                 100,920
  and General Manager           1995       150,002     -0-             -0-             260,000                91,046

John M. Lowber                  1997       148,962    72,200           -0-             100,000                87,073
  Senior Vice President-        1996       125,000    5,860            -0-               -0-                  78,842
  Administration, Chief         1995       125,000     -0-             -0-             100,000                80,321
  Financial Officer,
  Secretary/Treasurer

Dana L. Tindall                 1997       157,921    21,600           -0-             100,000                19,168
  Senior Vice President-        1996       110,000    34,630           -0-               -0-                  10,203
  Regulatory Affairs            1995       103,699    24,000           -0-               -0-                  14,949

------------

(1) The amounts reflected in this column include accruals under deferred compensation agreements between the Company and the named individuals as follows: Mr. Duncan, $150,000, $161,551, and $144,470 in 1997, 1996,
         and 1995,  respectively;  Mr. Behnke,  $4,200,  $22,000, and $20,000 in
         1997, 1996 and 1995,  respectively;  Mr. Hughes, $90,113,  $85,128, and
         $74,741 in 1997, 1996, 1995,  respectively;  and Mr. Lowber, $65,000 in each of 1997, 1996 and 1995. See within this section "--Employment and Deferred Compensation Agreements."

(2) The amounts reflected in this column also include matching contributions by the Company under the Stock Purchase Plan as follows:
         Mr. Duncan,  $15,000,  $15,000,  and $10,756,  in 1997,  1996 and 1995,
         respectively;  Mr. Hughes, $14,868, $14,475, and $12,750, in 1997, 1996
         and 1995, respectively;  Mr. Lowber, $12,305,  $12,857, and $12,852, in
         1997, 1996 and 1995,  respectively;  and Ms. Tindall,  $9,500, $10,137, and $12,802, in 1997, 1996 and 1995, respectively. Amounts shown for Mr. Duncan include premiums of $174 under a term life insurance policy paid in 1997 and $82 in each of 1996 and 1995; $2,000 paid to Mr. Duncan in each of 1997, 1996 and 1995 for serving on the Board; and $1,898 paid to Mr. Duncan in 1995 in lieu of a contribution by the Company to the Stock Purchase Plan. Amounts shown for Mr. Behnke include premiums of $102 under a term life insurance policy paid in 1997 and $66 in each of 1996 and 1995. Amounts shown for Mr. Hughes include premiums of $1,317, $1,317 and $1,305 under life insurance policies paid in each of 1997, 1996 and 1995, respectively; and $2,250 paid to Mr. Hughes in 1995 in lieu of a contribution by the Company to the Stock Purchase Plan. Amounts shown for Mr. Lowber include premiums of $985, $985, and $980 under life insurance policies paid in each of 1997, 1996 and 1995, respectively; and $1,489 paid to Mr. Lowber in 1995 in lieu of a contribution by the Company to the Stock Purchase Plan. Amounts shown for Ms. Tindall include premiums of $66, $66 and $54 under a term life insurance policy paid in 1997, 1996 and 1995, respectively; and $2,093 paid to Ms. Tindall in 1995 in lieu of a contribution by the Company to the Stock Purchase Plan.

         Includes a waiver of accrued interest on January 1, 1998 on notes owed to the Company by Ms. Tindall and Mr. Lowber in the amounts of $9,552 and $8,783, respectively.

(3) Does not include $50,000 of Mr. Duncan's 1997 salary that was paid in advance during 1996.




                                                                         Page 14

(4) Mr. Duncan received $30,000 of his 1995 salary as an advance in 1994. The $30,000 advance payment is included in his 1995 salary.

(5) Does not include $50,000 of Mr. Duncan's 1998 salary that was paid in advance during 1997.
------------

Option/SAR Grants

         The following table sets forth information on the individual grants of stock options (whether or not in tandem with stock appreciation rights ("SARs")), and freestanding SARs made during the Company's fiscal year ended December 31, 1997 to its Named Executive Officers. There were no tandem SARs or freestanding SARs associated with the Company during this period.


                                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                          Potential Realizable
                                                                                        Value of Assumed Annual
                                                                                          Rates of Stock Price
                                                                                            Appreciation for
                               Individual Grants                                              Option Term
--------------------------------------------------------------------------------       -------------------------
                                         % of Total
                                        Options/SARs     Exercise
                                         Granted to         or
                         Option/SARs      Employees        Base
                         Granted(1)    in Fiscal Year    Price(2)    Expiration
Name                        (#)             ($)           ($/Sh)        Date              5%($)(3)    10%($)(3)
----                     -----------   --------------    --------    ----------           --------    ---------
Ronald A. Duncan             -0-             ---           ---          ---                 ---          ---

William C. Behnke          100,000          9.51           7.00       02/06/07            368,962     1,002,143

G. Wilson Hughes             -0-             ---           ---          ---                 ---          ---

John M. Lowber             100,000          9.51           7.00       02/06/07            368,962     1,002,143

Dana L. Tindall            100,000          9.51           7.00       02/06/07            368,962     1,002,143

------------

(1)      Options in Class A common stock.

(2) The exercise price of the options was equal to the market price of the Class A comon stock at the time of grant.

(3) The potential realizable dollar value of a grant is calculated as the product of (a) the difference between (i) the product of the per-share market price at the time of grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option and (ii) the per-share exercise price of the option and (b) the number of securities underlying the grant at fiscal year end.

------------

Option Exercise and Fiscal Year-End Values

         The following table sets forth information concerning each exercise of stock options during the year ended December 31, 1997 by each of the Named Executive Officers and the fiscal year-end value of unexercised options held by each of the Named Executive Officers.


                                          AGGREGATED OPTION EXERCISES
                                    IN LAST FISCAL YEAR AND FISCAL YEAR END
                                                 OPTION VALUES
                                                      Number of Securities               Value of Unexercised
                                                     Underlying Unexercised              In-the-Money Options
                                                  Options at Fiscal Year-End (#)      at Fiscal Year-End ($)(1)
                         Shares                   ------------------------------      -------------------------
                       Acquired on      Value
Name                   Exercise(#)   Realized($)    Exercisable   Unexercisable       Excercisable  Unexercisable
----                   -----------   -----------    -----------   -------------       ------------  -------------
Ronald A. Duncan           -0-           ---          200,000          -0-               737,500        ---

William C. Behnke        85,190        628,191        100,000        150,000             368,750      134,375

G. Wilson Hughes           -0-           ---          310,000        200,000           1,395,625      537,500

John M. Lowber             -0-           ---          250,000        200,000           1,146,875      268,750

Dana L. Tindall            -0-           ---          146,400        110,000             512,650       26,875

------------


(1) Represents the difference between the fair market value of the securities underlying the options and the exercise price of the options based on the last trading price on December 31, 1997.

------------


Employment and Deferred Compensation Agreements

         The Company entered into a Deferred Bonus Agreement with Mr. Duncan in June 1989 ("First Duncan Agreement"). Under the First Duncan Agreement, the Company credited $325,000 to Mr. Duncan as of June 12, 1989 as a deferred bonus for Mr. Duncan's past service to the Company. Amounts in the account were to accrue interest at 10% per annum unless there was an irrevocable investment election by Mr. Duncan to have the balance in the account treated as though it were invested in the common stock of the Company. In July 1989, Mr. Duncan made such election, and the Company purchased a total of 105,111 shares of Class A common stock in its name for the benefit of Mr. Duncan, which are held in treasury and are not voted. The full amount of the deferred bonus, including the distribution of any stock, will be due and payable to Mr. Duncan upon the termination of his employment with the Company.

         The Company entered into a Deferred Compensation Agreement with Mr. Duncan in August 1993 (as amended, "Second Duncan Agreement"). Under this agreement, the Company was to pay Mr. Duncan deferred compensation in an amount not to exceed $625,000, plus interest at the rate paid by the Company on it senior debt in addition to his regular compensation. This deferred compensation was to be credited to Mr. Duncan each July 1 that he was employed by the Company from 1993 through 1997 in amounts as follows:

                  Year                                        Amount($)
                  ----                                        ---------
                  1993.........................................100,000
                  1994.........................................100,000
                  1995.........................................125,000
                  1996.........................................150,000
                  1997.........................................150,000
                                                               -------
                  Total........................................625,000
                                                               =======

         All deferred compensation (including the present value of any uncredited amounts) plus accrued interest will be due and payable in ten equal annual payments to Mr. Duncan upon the termination of his employment with the Company. However, should he voluntarily terminate his employment or if his employment is terminated for cause, only that portion (with interest) of the deferred compensation credited as of the December 31 immediately preceding his termination will be due and payable. Under these circumstances, the remainder of the deferred compensation will be forfeited.

         In September 1995, the Company agreed with Mr. Duncan that the vested and unvested portions of his deferred compensation under the Second Duncan Agreement would be payable in shares of Class A common stock in lieu of cash. To fund this obligation, the Company bought a total of 13,750 shares in the open market during September 1995 and October 1995 at a weighted average price of $3.48 per share. In July 1996, the Company purchased from Mr. Duncan an additional 76,470 shares of Class A common stock at the then market price of $8.125 per share. In lieu of the amount to be credited in 1997, Mr. Duncan's deferred compensation account received credit for 18,462 shares of Class A common stock. Accordingly, the balance owed Mr. Duncan pursuant to the Second Duncan Agreement is denominated in 90,220 shares of Class A common stock. The Company is holding the shares in treasury until the shares are distributed to Mr. Duncan. The shares are not voted and may not be disposed of by the Company or Mr. Duncan.

         On April 30, 1991, the Company entered into a deferred compensation agreement with Mr. Hughes (as amended in 1996, "Hughes Agreement"). Under the terms of the Hughes Agreement, Mr. Hughes is entitled to an annual base salary of $150,000 and customary benefits. Pursuant to the agreement, Mr. Hughes was granted stock options in 1991 for 250,000 shares of Class A common stock at an exercise price of $1.75 per share, all of which are fully vested and exercisable. The Hughes Agreement also provides for Mr. Hughes to receive deferred compensation, with interest compounded annually at 10% of $50,000 in each of 1992, 1993, and 1994, $65,000 in 1995 and $75,000 in 1996 and each year thereafter, to accrue on December 31 of each year. Each contribution by the Company is accrued at the end of the year in which the contribution is made. Upon termination of his employment with the Company, Mr. Hughes may elect to have the full balance of the deferred compensation paid in cash, in a lump sum or in monthly installments for up to ten years. If the monthly installment method is chosen, the unpaid balance will continue to accrue interest at 10%.

         Interest accrued under the Hughes Agreement in the amounts of $9,741, $10,128 and $15,113 during the years ended December 31, 1995, 1996 and 1997, respectively. In September 1995, the Company bought 3,750 shares of Company Class A common stock in the public market at a purchase price of $3.375 per share to fund certain of the vested portions of Mr. Hughes' deferred compensation. In addition in March 1997 at the request of Mr. Hughes, the Company purchased 3,687 shares of Company Class A common stock from Mr. Hughes at a purchase price of $7.75 per share to fund certain of the vested portions of Mr. Hughes' deferred compensation under the Hughes Agreement. The stock is held in treasury by the Company for the benefit of Mr. Hughes, is not voted and may not be disposed of by the Company or Mr. Hughes.

         The Company entered into an employment and deferred compensation agreement with Mr. Lowber in July 1992. Under the terms of the agreement, Mr. Lowber is entitled to an annual base salary of $125,000 and customary benefits. Mr. Lowber's annual base salary was increased to $150,000 effective January 1, 1997. In addition, Mr. Lowber is eligible to receive an annual cash bonus of up to $30,000 based upon the Company's and his performance. The agreement also provides for Mr. Lowber to receive deferred compensation of $450,000 ($65,000 per year from July 1992 through July 1999).

         If Mr. Lowber's employment or position with the Company is terminated, or if he dies, the entire $450,000 will be immediately payable. If Mr. Lowber voluntarily resigns, he will lose the unvested portion of his deferred compensation. The deferred compensation has been used to purchase a life insurance policy which has been collaterally assigned to the Company to the extent of premiums paid by the Company. The Company's deferred compensation contributions will be made each July 1 through 1999 and are fully vested when made. At the earlier of termination of employment or upon election by Mr. Lowber subsequent to the end of the seven-year term of the agreement, the collateral assignment of the insurance policy will be terminated.

         In February 1995, the Company agreed to pay deferred compensation to Mr. Behnke in the amount of $20,000 per year for each of 1995 and 1996, each contribution by the Company to vest at the end of the calendar year during which the allocation was made, and accruing interest at 10% per annum. The first allocation under the plan was made in December 1995. Effective January 1, 1997, the Company and Mr. Behnke entered into a compensation agreement ("Behnke Agreement") which provides for compensation through December 31, 2001. The Behnke Agreement provides for base compensation of $150,000 per year, increasing $5,000 annually for the years ending December 31, 1999, 2000 and 2001. The Behnke Agreement provides for target incentive compensation of $45,000 per year of which 78% will be deferred.

         Pursuant to the Behnke Agreement, the Company agreed to grant Mr. Behnke an option to purchase 100,000 shares of Class A common stock at an exercise price of $7.00 per share, which will vest in equal amounts on January 1 of 2000, 2001 and 2002. Pursuant to the Behnke Agreement, the Company has created a deferred compensation account for Mr. Behnke in the amount of $285,000, of which $40,000 plus accrued interest of $6,200 was vested December
31, 1996 and the rest of which will vest as earned under the incentive compensation provision of the Behnke Agreement. In March 1998, an additional $24,149 vested under the agreement. This amount represented 78% of Mr. Behnke's incentive compensation payment earned during 1997. Mr. Behnke may direct the Company to invest the entire $285,000 in the Company's common stock. The vested portions of the deferred compensation account will be paid to Mr. Behnke upon termination of his employment with the Company. Through the Stock Offering, Mr. Behnke sold 35,000 shares of Class A common stock that he received upon exercise of vested stock options. See, "Ownership of the Company: 1997 Equity and Debt Offerings."

         In February 1995, the Company established a non-qualified, unfunded, deferred compensation plan to provide a means by which certain employees of the Company may elect to defer receipt of designated percentages or amounts of their compensation and to provide a means for certain other deferrals of compensation. Employees eligible to participate in the plan are determined by the Board. The Company may, at its discretion, contribute matching deferrals in amounts selected by the Company. Participants immediately vest in all elective deferrals and all income and gain attributable to that participation. Matching contributions and all income and gain attributable to them vest on a case-by-case basis as determined by the Company. Participants may elect to be paid in either a single lump-sum payment or annual installments over a period not to exceed ten years. Vested balances are payable upon termination of employment, unforeseen emergencies, death or total disability and change of control or insolvency of the Company. Participants are general unsecured creditors of the Company with respect to deferred compensation benefits of the plan. During the year ended December 31, 1997 and up through the Record Date, none of the Named Executive Officers had participated in this plan.

         Except as disclosed in this Proxy Statement, as of December 31, 1997 and the Record Date, there were no compensatory plans or arrangements, including payments to be received from the Company, with respect to the Named Executive Officers for the year ended December 31, 1997. This statement is limited to situations where such a plan or arrangement resulted in or will result from the resignation, retirement, or any other termination of a Named Executive Officer's employment with the Company or its subsidiaries or from a change of control of the Company or a change in that officer's responsibilities following a change in control and where the amount involved, including all periodic payments or installments, exceeded $100,000.


Long-Term Incentive Plan Awards

         The Company had no long-term incentive plan in operation during the year ended December 31, 1997.


Stock Purchase Plan

         In December 1986, the Company adopted a Qualified Employee Stock Purchase Plan which has been subsequently amended from time to time ("Stock Purchase Plan"). The plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended. All employees of the Company, who have completed at least one year of service, are eligible to participate in the plan. Eligible employees may elect to reduce their taxable compensation in any even dollar amount up to 10% of such compensation up to a maximum per employee of $10,000 for 1998. Employees may contribute up to an additional 10% of their compensation with after-tax dollars. Subject to certain limitations, the Company may make matching contributions of common stock for the benefit of employees. Such a contribution will vest over six years after being made. No more than 10% of any one employee's compensation will be matched in any year. In addition, the combination of salary reductions, after-tax contributions and Company matching contributions for any employee cannot exceed the lesser of $30,000 or 25% of such employees' compensation (determined after salary reduction) for any year.

         Under the terms of the Stock Purchase Plan, employees can direct their contributions to be invested in MCI common stock, TCI common stock, and various identified mutual funds, as well as the common stock of the Company. Employee contributions invested in Company common stock are eligible to receive up to 100% Company matching contributions in common stock as determined by the Company each year. Employee contributions that are directed into investments other than Company common stock are eligible to receive Company matching contributions of up to 50%, as determined by the Company each year. All contributions are invested in the name of the plan for the benefit of the respective participants in the plan. The participants generally do not have voting or disposition power with respect to the Company shares allocated to their accounts. Those shares are voted by a committee for the plan. However, pursuant to the Stock Purchase Plan, the Company offered all participants the opportunity to include in the Stock Offering up to 50% of the Company common stock allocated to them under the Stock Purchase Plan.

         The Stock Purchase Plan is administered through a plan administrator (currently Alfred J. Walker), and the plan's committee is appointed by the Board. The assets of the plan are invested from time to time by the trustee at the direction of the plan's committee, except that participants have the right to direct the investment of their contributions to the Stock Purchase Plan (although an election to invest in Company common stock is generally irrevocable). The plan administrator and members of the plan's committee are all employees of the Company or its subsidiaries. The plan's committee has broad administrative discretion under the terms of the plan.


Stock Option Plan

         In December 1986, the Company adopted the 1986 Stock Option Plan, which has been subsequently amended from time to time ("Stock Option Plan"). Under the plan, the Company is authorized to grant non-qualified options to purchase shares of Class A common stock to key employees of the Company, a subsidiary of the Company, or a subsidiary of a subsidiary of the Company (including officers and directors who are employees) and non-employee directors of the Company or those subsidiaries. The number of shares of Class A common stock allocated to the Stock Option Plan was increased to 5.7 million shares upon approval by the shareholders of the Company at its 1997 annual meeting. The number of shares for which options may be granted is subject to adjustment upon the occurrence of stock dividends, stock splits, mergers, consolidations and certain other changes in corporate structure or capitalization.

         As of the Record Date, 3,811,400 shares were subject to outstanding options under the Stock Option Plan, 757,824 shares had been issued upon the exercise of options under the plan and 1,130,726 shares remained available for additional grants under the plan.

         As of the Record Date, the Stock Option Plan was administered by an option committee composed of six members of the Board ("Stock Option Plan Committee"): Messrs. Garvey, Gerdelman, Glasgow, Lynch, Romrell, and Walp). The Option Committee was established by the Board in July 1997. Prior to that date, the entire Board administered the Plan.

         The Option Committee selects optionees and determines the terms of each option, including the number of shares covered by each option, the exercise price and the option exercise period which, under the Stock Option Plan, may be from six months through up to ten years from the date of grant. Options granted that have not become exercisable terminate upon the termination of the employment or directorship of the optionholder. Exercisable options terminate from one month to one year after such termination, depending on the cause of such termination. If an option expires or terminates, the shares subject to such option become available for additional grants under the Stock Option Plan.

Report on Repricing of Options/SARs

         During the year ended December 31, 1997, the Company did not adjust or amend the exercise price of stock options or SARs previously awarded to any of the Named Executive Officers, whether through amendment, cancellation or replacement grants, or any other means.


Compensation Committee Interlocks and Insider Participation

         The Compensation Committee is composed of all members of the Board, and the identity and relationships of the Board members to the Company are described elsewhere in this Proxy Statement. See, "Management of the Company: Directors and Executive Officers"; "Ownership of the Company"; and "Certain Transactions." During the year ended December 31, 1997, Messrs. Walp and Duncan (a Named Executive Officer), participated in deliberations of the Compensation Committee concerning executive officer compensation other than deliberations concerning their own compensation.


Compensation Committee Report on Executive Compensation

         In January 1994, the Board established the Compensation Committee composed of all of the members of the Board. The duties of the Compensation Committee are as follows:

         - Preparing, on an annual basis for the review of and action by the Board, a statement of policies, goals, and plans for executive officer and Board member compensation, if any. The statement is specifically to address expected performance and compensation of and the criteria on which compensation is based for the chief executive officer and such other executive officers of the Company as the Board may designate for this purpose.

         - Monitoring the effect of ongoing events on and the effectiveness of existing compensation policies, goals, and plans. These events are specifically to include but not be limited to the status of the premise that all pay systems correlate with the compensation goals and policies of the Company, and, at its own direction or at the direction of the Board, to report from time to time, its findings to the Board.

         -        Monitoring   compensation-related  publicity  and  public  and
                  private sector developments on executive compensation.

         - Familiarizing itself with and monitoring the tax, accounting, corporate, and securities law ramifications of the compensation policies of the Company. These ramifications include, but are not limited to comprehending a senior executive officer's total compensation package, its total cost to the Company and its total value to the recipient, paying close attention to salary, bonuses, individual insurance and health benefits, perquisites, loans made or guaranteed by the Company, special benefits to specific executive officers, individual pensions, and other retirement benefits.

         - Establishing the overall cap on executive compensation and the measure of performance for executive officers, either by predetermined measurement or by a subjective evaluation.

         - Striving to make the compensation plans of the Company simple, fair, and structured so as to maximize shareholder value.

         For the year ended December 31, 1997, the duties of the Compensation Committee in the area of executive compensation specifically included addressing the reasonableness of compensation paid to executive officers. In doing so, the committee took into account how compensation compared to compensation paid by competing companies as well as the Company's performance and available resources.

         The compensation policy of the Company as established by the Compensation Committee is that a portion of the annual compensation of senior executive officers relates to and is contingent upon the performance of the Company. In addition, executive officers participating in deferred compensation agreements established by the Company are, under those agreements, unsecured creditors of the Company.

         In February 1997, the Compensation Committee established compensation levels for all corporate officers, including the Named Executive Officers. Also at that time the Compensation Committee established structured annual incentive bonus agreements with Mr. Duncan and with each of several of its senior and other executive officers, including Messrs. Behnke, Hughes and Lowber, and Ms. Tindall. The agreements included the premise that the Company's performance, or that of a division or subsidiary, as the case may be, for purposes of compensation would be measured by the Compensation Committee against goals established at that time and were reviewed and approved by the Board. The goals included targets for revenues and cash flow standards for the Company or the relevant division or subsidiary. Targeted objectives were set and measured from time to time by the Compensation Committee. Other business achievements of the Company obtained through the efforts of an executive officer were also taken into consideration in the evaluation of performance. Performances were evaluated and bonuses were issued in March 1998 as described elsewhere in this section. See, -- Executive Compensation."

         During the year ended December 31, 1997 the Compensation Committee monitored and provided direction for the Stock Purchase Plan and Stock Option Plan. In addition, the Compensation Committee reviewed compensation levels of members of management, evaluated the performance of management, and considered management succession and related matters. The Compensation Committee reviewed in detail all aspects of compensation for the Named Executive Officers and other executive officers of the Company. Corresponding duties were carried out by the boards of directors of the subsidiaries of the Company with respect to employees of those entities.

         The practice of the Compensation Committee in future years will likely be to continue to review directly the compensation and performance of Mr. Duncan as chief executive officer and to review recommendations by Mr.
Duncan for the compensation of other senior executive officers.


Performance Graph

         The following graph includes a line graph comparing the yearly percentage change in the Company's cumulative total shareholder return on its Class A common stock during the five-year period from December 31, 1992 through December 31, 1997. This return is measured by dividing (1) the sum of (a) the cumulative amount of dividends for the measurement period (assuming dividend reinvestment, if any) and (b) the difference between the Company's share price at the end and the beginning of the measurement period, by (2) the share price at the beginning of that measurement period. This line graph is compared in the following graph with two other line graphs during that five-year period, i.e., a market index and a peer index. The market index is the Center for Research in Securities Prices Index for the Nasdaq Stock Market for United States companies. It presents cumulative total returns for a broad based equity market assuming reinvestment of dividends and is based upon companies whose equity securities are traded on the Nasdaq Stock Market. The peer index is the Center for Research in Securities Prices Index for Nasdaq Telecommunications Stock. It presents cumulative total returns for the equity market in the telecommunications industry segment assuming reinvestment of dividends and is based upon companies whose equity securities are traded on the Nasdaq Stock Market. The line graphs represent monthly index levels derived from compounding daily returns.

         In constructing each of the line graphs in the following graph, the closing price at the beginning point of the five-year measurement period has been converted into a fixed investment, stated in dollars, in the Company's Class A common stock (or in the stock represented by a given index, in the cases of the two comparison indexes), with cumulative returns for each subsequent fiscal year measured as a change from that investment. Data for each succeeding fiscal year during the five-year measurement period are plotted with points showing the cumulative total return as of that point. The value of a shareholder's investment as of each point plotted on a given line graph is the number of shares held at that point multiplied by the then prevailing share price.

         The Company's Class B common stock is traded over-the-counter on a more limited basis. Therefore, comparisons similar to those previously described for the Class A common stock are not directly available. However, the performance of Class B common stock may be analogized to that of the Class A common stock in that the Class B common stock is readily convertible into Class A common stock by request to the Company.

                                Performance Graph





















[FOLLOWING TABLE IS USED IN EDGARIZED COPY OF THE PROXY STATEMENT FOR SUBMISSION TO SEC (version distributed to shareholders has graph in place of table)]

   COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS PERFORMANCE GRAPH FOR GENERAL COMMUNICATION, INC.,
                                      NASDAQ STOCK MARKET INDEX FOR
                       UNITED STATES COMPANIES, AND NASDAQ TELECOMMUNICATIONS STOCK
-----------------------------------------------------------------------------------------------------------
                                                        Nasdaq Stock Market                Nasdaq
      Measurement Period                                   Index for U.S.            Telecommunication
     (Fiscal Year Covered)          Company ($)            Companies ($)                 Stock ($)
-------------------------------- ------------------ ----------------------------- -------------------------
         FYE 12/31/92                   100                     100                         100
         FYE 12/31/93                  194.9                   114.8                       154.2
         FYE 12/31/94                  159.0                   112.2                       128.7
         FYE 12/31/95                  210.3                   158.7                       168.5
         FYE 12/31/96                  333.3                   195.2                       172.3
         FYE 12/31/97                  271.8                   239.5                       254.5

Legal Proceedings

         The Board is unaware of any legal proceedings which may have occurred during the past five years and which would be material to an evaluation of the ability or integrity of any director or executive officer of the Company.


Compliance with Section 16(a) of the Exchange Act

         Based upon a review of Forms 3, 4, and 5 adopted pursuant to the Exchange Act and completed and furnished to the Company by shareholders, the Company is unaware of any director, officer, or beneficial owner of more than 10% of any class of common stock of the Company who failed to file on a timely basis, as provided in those forms, reports required under Section 16(a) of that act during the year ended December 31, 1997.


                              CERTAIN TRANSACTIONS

MCI Agreements

         As of the Record Date, MCI owned 19.3% of the outstanding combined common stock of the Company, representing 24.4% of the total voting power of that common stock. In 1993, MCI entered into a significant business relationship with the Company which includes the following agreements:

         - Under the MCI Traffic Carriage Agreement, the Company agreed to terminate all Alaska-bound MCI long distance traffic and MCI agreed to terminate all of the Company's long distance traffic terminating in the lower 49 states, excluding Washington, Oregon and Hawaii

         - MCI licensed certain service marks to the Company for use in Alaska

         - MCI, in connection with providing to the Company credit enhancement to permit the Company to purchase a portion of an undersea cable linking Seward, Alaska with Pacific City, Oregon leased from the Company all of the capacity owned by the Company on the undersea fiber optic cable and the Company leased such capacity back from MCI

         -        MCI purchased certain service marks of the Company

         - The parties agreed to share some communications network resources and various marketing, engineering and operating resources

         The Company handles MCI's 800 traffic originating in Alaska and terminating in the lower 49 states and handles traffic for MCI's calling card customers when they are in Alaska, while MCI originates calls for the Company's calling card customers when they are in the lower 49 states. Revenues attributed to the MCI Traffic Carriage Agreement in 1997 were approximately $34.3 million, or approximately 15.3% of total revenues.


WestMarc Agreements

         The Company purchased services and used certain facilities of WestMarc, a wholly-owned subsidiary of TCI, to allow the Company to provide its telecommunications services in certain of the lower 49 states. The total of such purchases from WestMarc by the Company during the years ended December 31, 1996 and 1997 were approximately $244,000 and $588,324, respectively. The Company expects to continue purchasing services from WestMarc at levels comparable to past purchases. Until it sold all of its directly owned common stock in the Company in August 1997, TCI controlled nominations to two seats on the Board pursuant to the Voting Agreement. However, TCI acquired Kearns Tribune Corporation in July 1997 and thereby indirectly holds common stock in the Company as described elsewhere in this Proxy Statement. See, "Ownership of
Company: Principal Shareholders." While a party to the Voting Agreement, TCI's nominees to the Board were Messrs. Fisher and Romrell. Management of the Company currently expects that these former TCI nominees to the Board will continue as directors of the Company.


Prime Management Agreement

         In connection with its acquisition of the Cable Systems, the Company entered into a management agreement ("Prime Management Agreement") with Prime Management, i.e., Prime II Management, L.P., a Delaware limited partnership, to manage the Cable Systems. Under the Voting Agreement, the parties to it agreed to vote for the nominee of Prime Management in the election of directors to the Board. As of the Record Date, affiliates of Prime Management owned 0.9% of the total outstanding combined Company common stock, representing 0.5% of the total voting power. As of the Record Date and with the votes of the parties to the Voting Agreement, Prime Management may nominate one director for election to the Board. See, "Management of the Company: Voting Agreement"; and "Ownership of
Company: Changes in Control -- Voting Agreement."

         Under the Prime Management Agreement, the Company paid to Prime Management a net annualized fee for managing the Cable Systems in the amount of $1,000,000 for the year ending October 31, 1997. Also under that agreement, the Company will pay to Prime Management fees for similar services in the amount of $750,000 for the year ending October 31, 1998, and $500,000 for each year ending October 31 thereafter that the Prime Management Agreement is in effect. Any portion of the management fee which is past due shall bear interest at a rate per annum equal to 17.5% until paid. In addition, the Company is required to reimburse Prime Management for any costs and expenses incurred by it in connection with the Cable Systems, including travel and entertainment expenses (the contract states that such costs and expenses are not anticipated to exceed $200,000 on an annualized basis). The Prime Management Agreement has a term of nine years but either party may terminate the agreement in its discretion after October 31, 1998.


Duncan Lease

         The Company entered into a long-term capital lease agreement ("Duncan Lease") in 1991 with a partnership in which Mr. Duncan, the President and Chief Executive Officer and a director of the Company, held a 50% ownership interest. Mr. Duncan sold his interest in the partnership in 1992 to Dani Bowman, who later became Mr. Duncan's spouse. However, Mr. Duncan remains a guarantor on the note that was used to finance the acquisition of the property subject to the Duncan Lease. That property consists of a building presently occupied by the Company. The Duncan Lease term is 15 years with monthly payments of $14,400, increasing in $800 increments at each two-year anniversary of the lease, beginning in 1993. If the partnership sells the property subject to the Duncan Lease prior to the end of the tenth year of the Duncan lease, the partnership will pay to the Company one-half of the net proceeds in excess of $900,000. If that property is not sold prior to the end of the tenth year of the lease, the partnership will pay to the Company the greater of (1) one-half of the appreciated value of the property over $900,000 or (2) $500,000. The property subject to the Duncan Lease was capitalized in 1991 at the partnership's cost of $900,000, and the Duncan Lease obligation was recorded in the consolidated financial statements of the Company. See, "Annual Report."

         On September 11, 1997, the Company purchased for $150,000, a parcel of property adjoining the property subject to the Duncan Lease. The parcel was purchased to provide space for additional parking facilities for the Company's use of the adjoining property under the Duncan Lease. A portion of the parcel, valued at $87,900, was simultaneously deeded to Dani Bowman in order to accommodate the platting requirements of the Municipality of Anchorage necessary to allow use of the parcel for parking facilities. The Company plans to exchange a note receivable for the parcel and to lease the parcel at market rates from Dani Bowman.


Hughes and Behnke Stock Sales

         In March 1997, the Company purchased 3,687 shares of Class A common stock from Mr. Hughes at the then market price of $7.75 per share. The shares were purchased for the purpose of funding Mr. Hughes's deferred compensation account under the Hughes Agreement. The Company is holding the shares in treasury until they are distributed to Mr. Hughes. The shares are not voted and may not be disposed of by the Company or Mr. Hughes. See, "Management of the Company:
Executive Compensation" and "--Employment and Deferred Compensation Agreements."

         Through the Stock Offering, Mr. Behnke sold 35,000 shares of Class A common stock that he had received upon exercise of vested stock options. The proceeds of the sale were used for personal purposes. In addition, effective October 24, 1997, the Company purchased 23,786 shares of Company Class A common stock from Mr. Behnke at $7.78 per share to fund a portion of his deferred compensation under the Behnke Agreement. The proceeds were used to repay debt owned to the Company as described elsewhere in this section. See within this section, "--Indebtedness of Management."


Indebtedness of Management

         A significant portion of the compensation paid to executive officers of the Company is in the form of stock options. Because insider sales of capital stock of the Company upon exercise of such options may have a negative impact on the price of the Company's common stock, the Board has encouraged executive officers of the Company not to exercise stock options and sell the underlying stock to meet personal financial requirements, and has instead extended loans to such executive officers secured by their shares or options. As of the Record Date, total indebtedness of management was $1,270,920 (including accrued interest of $156,560), $579,361 in principal amount of which was secured by shares or options, $185,000 of which was otherwise secured by collateral of the borrowers, and $350,000 of which was unsecured.

         As of the Record Date, Mr. Duncan was indebted to the Company in the aggregate principal amount of $350,000 plus accrued interest of $22,878 ("Outstanding Duncan Loans"). The Outstanding Duncan Loans were made to Mr. Duncan for his personal use. They consist of a loan of $150,000 made in December 1996, an additional loan of $50,000 made in January 1997 and an additional loan of $150,000 made in December 1997. These loans accrue interest at the Company's variable rate under the Company's senior credit facility, are unsecured and become due and payable, together with accrued interest, on December 31, 2001.

         Mr. Duncan borrowed $500,000 from the Company in August 1993 to repay a portion of indebtedness to WestMarc that he assumed from others. The $500,000 loan accrued interest at the Company's variable rate under its senior credit facility and was secured by 223,000 shares of Class A and Class B common stock owned by Mr. Duncan pursuant to the Pledge Agreement between Mr. Duncan and the Company dated August 13, 1993. The outstanding principal and accrued interest in the total amount of $171,929 were repaid on March 31, 1998.

         The largest aggregate principal amount of indebtedness owed by Mr. Duncan to the Company at any time since January 1, 1997 was $850,000, $350,000 of which remained outstanding as of the Record Date.

         As of the Record Date, Mr. Behnke, Mr. Dowling and Ms. Tindall were indebted to the Company in the respective principal amounts of $109,002, $330,359 and $70,000, plus accrued interest of $14,938, $106,073 and $1,204, respectively.

         The $109,002 owed by Mr. Behnke, is secured by an option to purchase 100,000 shares of Company Class A common stock ("Behnke Collateral"), all of which is due and payable, together with accrued interest, on June 30, 1999, and consists of the following:

         - $9,002 (remaining balance on a $45,000 loan entered into in April 1993) borrowed for his personal requirements, which amount bears interest at 9% per annum

         -        $50,000   borrowed  in   September   1995  for  his   personal
                  requirements, which amount bears interest at the Company's variable rate under its senior credit facility

         -        $50,000   borrowed   in   January   1997   for  his   personal
                  requirements, which amount bears interest at the Company's variable rate under the Company's senior credit facility

On June 16, 1997, Mr. Behnke exercised an option to acquire 85,190 shares of Class A common stock. The Company advanced to Mr. Behnke an additional $185,087 to cover income taxes due upon exercise of the option. Effective October 24, 1997, the Company purchased from Mr. Behnke, 23,786 shares of Company Class A comon stock at $7.78 per share to fund a portion of his deferred compensation under the Behnke Agreement. The proceeds were used to repay $185,097 owed to the Company.

         The $330,359 owed by Mr. Dowling bears interest at the Company's variable rate under its Senior Credit Facility, is secured by 160,297 shares of Class A common stock and 74,028 shares of Class B common stock. This indebtedness consists of $224,359 borrowed in August 1994 and $86,000 borrowed in April 1995, each to pay income taxes due upon exercise of stock options, and an additional $20,000 borrowed in June 1997 for his personal requirements. Mr. Dowling's loans are payable in full on August 26, 2004.

         The Company loaned Ms. Tindall $70,000 for her personal requirements in January 1996, which amount bears interest at the rate of 6.54% per annum, is secured by options to purchase 156,400 shares of Class A common stock and is due and payable, together with accrued interest, on January 1, 2001. So long as Ms. Tindall remains in the employ of the Company, the accrued interest payment will be waived at the beginning of each year. Interest accrued as of the Record Date totaled $1,204.

         The largest aggregate principal amount of indebtedness owed to the Company by each of Mr. Behnke, Mr. Dowling and Ms. Tindall at any time since January 1, 1997 and through the Record Date was $198,000, $330,359, and $70,000, respectively.

         The Company loaned $45,000 to Mr. Hughes in December 1995 for his personal requirements. The principal under the promissory note bears interest at the Company's variable rate under its senior credit facility, is secured by options to purchase 250,000 shares of Class A common stock and by 3,000 shares of Class A common stock owned by Mr. Hughes ("Hughes Collateral"). The principal is due, together with accrued interest, on June 30, 2000. As of the Record Date, accrued interest under the note totaled $8,108. In August 1996, Mr. Hughes received an advance of $25,000 from the Company which bears interest at the Company's variable rate under its senior credit facility. This indebtedness is secured by the Hughes Collateral and is to be repaid on June 30, 2000. As of the Record Date, the accrued interest under the advance was $200.

         The Company loaned $185,000 to Mr. Lowber during April 1997 to purchase real property. The promissory note is secured by the cash surrender value of a life insurance policy, bears interest at 6.49% and will be due and payable, together with accrued interest, in three equal annual installments beginning June 30, 2000. So long as Mr. Lowber remains in the employ of the Company, the accrued interest will be waived at the beginning of each year. Interest accrued as of the Record Date totalled $3,158.


Agreement Not to Exercise Options

         Immediately prior to the Company's annual shareholder meeting held on November 25, 1997, the number of authorized but unissued shares of Class A common stock, net of shares reserved for issuance upon exercise of options and conversion of outstanding shares of Class B common stock, was approximately 5.2 million. In consummating the Stock Offering, the Company issued approximately
7.0 million shares of Class A common stock. In order to make available for issuance an additional 1.8 million shares of Class A common stock in addition to the 5.2 million shares then available, certain holders of options to acquire an aggregate of approximately 1.8 million shares of Class A common stock agreed not to exercise those options until such time as the shareholders of the Company had approved an increase in the amount of authorized but unissued Class A common stock. At the 1997 annual shareholder meeting, the shareholders approved an amendment to the Articles, i.e., the Company's Restated Articles of Incorporation, to increase the amount of authorized shares of Class A common stock and also approved an amendment to the Stock Option Plan to increase the allocation of shares to the plan. Subsequent to these shareholder actions, the holders of the options were again free to exercise those options.


Registration Rights Agreement

         The Company has entered into registration rights agreements ("Registration Rights Agreements") with MCI, the former shareholders of Alaska Cablevision, Inc. (one of the companies whose cable television assets were acquired by the Company as a part of the Cable Systems) and the former owners of Prime (collectively, "Sellers"). Approximately 9,947,130 shares of Class A common stock and 1,275,791 shares of Class B common stock were subject to the Registration Rights Agreements as of the Record Date. The terms of the Registration Rights Agreements vary, although they generally share several common terms.

         If the Company proposes to register any of its securities under the Securities Act of 1933, as amended ("Securities Act") for its own account or for the account of other shareholders, the Company must notify all of the holders under the Registration Rights Agreements of the Company's intent to register such common stock. In addition, the Company must allow the holders an opportunity to include their shares ("Registrable Shares") in that registration. Each holder also has the right, under certain circumstances, to require the Company to register all or any portion of such holder's Registrable Shares under the Securities Act. The Registration Rights Agreements are subject to certain limitations and restrictions including the right of the Company to limit the number of Registrable Shares included in the registration. Generally, the Company is required to pay all registration expenses in connection with each
registration  of  Registrable   Shares  pursuant  to  the  Registration   Rights
Agreements.

         The Registration Rights Agreements between the Company and the Prime Sellers require the Company to offer no more than two registrations at the request of each holder. However, each registration request by the Prime Sellers must include Registrable Shares having an aggregate market value of not less than $2.5 million. The first demand registration under the Prime Registration
Rights Agreements may be requested only by the holders of a minimum of 25% of the Registrable Shares.

         The Registration Rights Agreement between the Company and the Alaska Cablevision Sellers requires the Company to effect no more than 10 registrations at the request of such sellers. However, each registration request must include at least 150,000 Registrable Shares. The first demand registration under the Alaska Cablevision Registration Rights Agreement may be requested only by the holders of a minimum of 10% of the Registrable Shares.

         The Registration Rights Agreement between the Company and MCI, dated March 31, 1993, requires the Company to effect no more than two registrations at the request of MCI. However, each registration request by MCI must include Registrable Shares having an aggregate market value of more than $500,000. MCI executed a second Registration Rights Agreement with the Company dated October 31, 1996, pursuant to which the Company is required to effect no more than two registrations at the request of MCI, each request to cover Registrable Shares having an aggregate market value of at least $1.5 million.


ARNAV GeoNet Datalink System

         In September 1997, the Company installed electronic equipment in Mr. Duncan's private airplane to allow him to participate in the ARNAV GeoNet
Datalink System. This system supports many aviation-related applications including flight following, aircraft tracking, text messaging, cockpit weather graphics and engine monitoring. The system, when used in conjunction with a VHF ground based network, facilitates the exchange of this information between aircraft or between aircraft and a system application control terminal. The Company will likely seek to supply that network in Alaska. As of the Record Date, the system was the leading contender for use by the Federal Aviation Administration's Flight 2000 Demonstration Project. The project is anticipated to be launched in Alaska in 1999. The installation of equipment in Mr. Duncan's aircraft (at the cost of $22,292) will allow the Company to gain what management believes will be valuable operating experience with the system prior to the implementation of the FAA's demonstration project.


                              OWNERSHIP OF COMPANY

Principal Shareholders

         The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of Class A common stock and Class B common stock by each of the following:

         - Each person known by the Company to beneficially own 5% or more of the outstanding shares of Class A common stock or Class B common stock

         -        Each director of the Company

         -        Each of the Named Executive Officers

         - All current executive officers and directors of the Company as a group

All information with respect to beneficial ownership has been furnished to the Company by the respective shareholders of the Company.

                                               Amount and                                             Combined
                                                Nature of                      % of Total Shares       Voting
Name and Address of               Title of     Beneficial                         Outstanding           Power
Beneficial Owner(1)                Class      Ownership (#)   % of Class (%)   (Class A & B) (%)  (Class A & B) (%)
--------------------------        --------  ----------------  --------------   -----------------  -----------------
Parties to Voting
Agreement:

MCI Telecommunications            Class A        8,251,509         18.2              19.3               24.4
  Corporation(2)                  Class B        1,275,791         31.4
1801 Pennsylvania Ave. NW
Washington, D.C. 20006

Ronald A. Duncan(2)               Class A       856,632(3)          1.9               2.7                6.3
                                  Class B       459,995(3)         11.3

Robert M. Walp(2)                 Class A       372,845(4)           *                1.4                4.0
                                  Class B       303,457(4)          7.5


Aggregate Shares Subject          Class A     9,142,387(5)         20.2(5)           22.6(5)            34.3(5)
  to Voting Agreement             Class B     2,030,591(5)         50.0(5)


Kearns-Tribune Corporation(6)     Class A          300,200           *                1.1                3.0
400 Tribune Building              Class B          225,500          5.5
Salt Lake City, UT 84111

Estates of                        Class A          253,992           *                2.2                9.8
Bob and Betsy Magness             Class B          815,048         20.1
(c/o Kim Magness)
4000 East Belleview
Greenwood Village, CO  80121

William C. Behnke                 Class A       131,488(7)           *                 *                  *
                                  Class B          ---              ---

Donne F. Fisher                   Class A        32,557(8)           *                 *                 2.5
                                  Class B       212,688(8)          5.2

Jeffrey C. Garvey                 Class A        31,719(9)           *                 *                  *
                                  Class B          ---              ---

John W. Gerdelman                 Class A          ---              ---               ---                ---
                                  Class B          ---              ---

William P. Glasgow                Class A       21,204(10)           *                 *                  *
                                  Class B          ---              ---

G. Wilson Hughes                  Class A      406,324(11)           *                 *                  *
                                  Class B        2,756(11)           *

John M. Lowber                    Class A      296,764(12)           *                 *                  *
                                  Class B        6,282(12)           *

Donald Lynch                      Class A          ---              ---               ---                ---
                                  Class B          ---              ---

Carter F. Page                    Class A                            *                 *                 2.5
                                  Class B    18,737(8)(13)          5.2
                                                  210,246



                                                                         Page 35

Larry E. Romrell                  Class A          ---              ---                *                  *
                                  Class B              328           *

James M. Schneider                Class A         6,250(8)           *                 *                  *
                                  Class B          ---              ---

Dana L. Tindall                   Class A      196,834(14)           *                 *                  *
                                  Class B        3,812(14)           *

All Directors and Executive       Class A    2,720,532(15)          5.8               7.9               17.8
  Officers As a Group             Class B    1,276,744(15)         31.4
  (15 Persons)

------------

* Represents beneficial ownership of less than 1% of the corresponding class of common stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of common stock of the Company that a person has the right to acquire within 60 days of the Record Date are deemed to be beneficially owned by such person and are included in the computation of the ownership and voting percentages only of such person. Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

(2) Each of these persons was, as of the Record Date, a party to Voting Agreement and could be deemed to be the beneficial owner of all of the 9,142,387 shares of Class A common stock and 2,030,591 shares of Class B common stock that are subject to the Voting Agreement. See within this section, "--Changes in Control." MCI reported shared voting and investment power with respect to shares held by it that are subject to the Voting Agreement. Messrs. Duncan and Walp reported shared voting power with respect to shares held by each of them that were subject to the Voting Agreement.

(3) Includes 200,000 shares of Class A common stock which Mr. Duncan has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 100,370 shares of Class A common stock and 6,244 shares of Class B common stock allocated to Mr. Duncan under the Stock Purchase Plan. Does not include 105,111 shares or 90,220 shares of Class A common stock held by the Company in treasury pursuant to the First Duncan Agreement and the Second Duncan Agreement, respectively. See, "Management of the Company: Executive Compensation" and "--Employment and Deferred Compensation Agreements." Does not include 18,560 shares of Class A common stock or 8,242 shares of Class B common stock held by the Amanda Miller Trust, with respect to which Mr. Duncan has no voting or investment power. Does not include 5,760 shares of Class A common stock or 27,020 shares of Class B common stock held by Dani Bowman, Mr. Duncan's wife, of which Mr. Duncan disclaims beneficial ownership.

(4) Includes 38,229 shares of Class A common stock and 2,408 shares of Class B common stock allocated to Mr. Walp under the Stock Purchase Plan.

(5) Does not include shares allocated to Messrs. Duncan and Walp under the Stock Purchase Plan or shares that Mr. Duncan has the right to acquire by exercise of vested stock options. See, within this section, "--Shares Eligible for Future Sale."

(6) Kearns-Tribune Corporation was merged into a wholly owned subsidiary of TCI, effective July 31, 1997.

(7) Includes 105,000 shares which Mr. Behnke has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Does not include 9,055 shares of Company Class A common stock held in treasury by the Company pursuant to the Behnke deferred compensation agreement.

(8) Includes 6,250 shares of Company Class A common stock each to Messrs. Fisher, Page, and Schneider which they each respectively have the right to acquire within 60 days of the Record Date by the exercise of respective stock options.

(9) Mr. Garvey is a general partner of Austin Ventures, L.P. and disclaims beneficial ownership of the shares held by that partnership and other general partners of that partnership.




                                                                         Page 36

(10) Does not include shareholdings of Prime II Management, Inc. and its affiliate Prime Management, and Prime Venture Fund I, Inc., whose shareholdings included 465,485 shares of Company Class A common stock and does not include 158 shares beneficially owned by minor children of Mr. Glasgow, as of the Record Date. Mr. Glasgow claims not to have or share investment control of the shares held by these Prime entities, and he disclaims any beneficial ownership of the shares held by these Prime entities or held by his children.

(11) Includes 370,000 shares of Class A common stock which Mr. Hughes has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 33,234 shares of Class A common stock and 2,756 of Class B common stock allocated to Mr. Hughes under the Stock Purchase Plan. Does not include 7,437 shares of Class A common stock held in treasury by the Company pursuant to the Hughes Agreement. See, "Management of the Company: Employment and Deferred Compensation Agreements."

(12) Includes 260,000 shares which Mr. Lowber has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 29,119 shares of Class A common stock and 6,012 shares of Class B common stock allocated to Mr. Lowber under the Stock Purchase Plan.

(13) Does not include 8,550 shares of Class A common stock held in trust for the benefit of Mr. Page's grandchildren of which Mr. Page disclaims beneficial ownership. The trustee of the trust is Keith Page, Mr. Page's son.

(14) Includes 156,400 shares which Ms. Tindall has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 40,175 shares of Class A common stock and 3,812 shares of Class B common stock allocated to Ms. Tindall under the Stock Purchase Plan.

(15) Includes 1,260,150 shares of Class A common stock which such persons have the right to acquire within 60 days of the Record Date through the exercise of vested stock options. Includes 264,633 shares of Class A common stock and 24,384 shares of Class B common stock allocated to such persons under the Stock Purchase Plan. Does not include ownership of parties to the Voting Agreement other than Messrs. Duncan and Walp.

------------

Changes in Control

         Voting Agreement. The Voting Agreement entered into in 1996 between MCI, TCI, Messrs. Duncan and Walp, and Prime Management was amended in December 1997 to remove TCI and Prime Management as parties to the agreement. As of the Record Date, the agreement provided, in part, that the voting stock of the parties to it will each be voted at shareholder meetings as a block in favor of two nominees proposed by MCI and one nominee each for Messrs. Duncan and Walp. In addition, through the amendment, the parties agreed under certain conditions, to vote for one nominee to the Board recommended by Prime Management. As of the Record Date, the Company expected that the parties to the Voting Agreement would vote for the nominee of Prime Management. See, "Management of the Company:
Voting Agreement."

         Pledged Assets and Securities. The obligations of the Company under its credit facilities are secured by substantially all of the assets of the Company and its direct and indirect subsidiaries. Upon a default by the Company under such agreements, the Company's lenders could gain control of the assets of the Company, including the capital stock of the Company's subsidiaries. These obligations and pledges are briefly as follows.

         The Credit Facility. On August 1, 1997, through a wholly owned subsidiary, GCI Holdings, Inc. an Alaska corporation ("GCI Holdings"), the Company entered into a new credit facility ("Credit Facility"). The Credit Facility was entered into in part to refinance and pay off the then existing telephony and cable television credit facilities of the Company and to provide longer term financing of the development of telephony and cable services of the Company. GCI Holdings was formed specifically to be the obligor under the Credit Facility. See within this section, "-- 1997 Equity and Debt Offerings." The aggregate principal amount available to be borrowed under the Credit Facility is $250 million (a portion of which is a separate $50 million tranche which will cease to be available to the extent not borrowed within one year). The Credit Facility is secured by substantially all of the assets of the Company and provides for the following restrictions and limitations:

         -       Restricts the payment of cash dividends

         -       Limits borrowings

         -       Limits the incurrence of additional long term indebtedness

         -       Limits the issuance of additional equity

         -       Requires the maintenance of certain financial ratios

         -       Limits liens

         -       Limits investments

         -       Limits changes of management

         -       Limits changes of control

         -       Limits transactions with affiliates

         -       Limits mergers and acquisitions

         -       Limits asset sales

         -       Limits changes in business

The Credit Facility is to mature on June 30, 2005, subject to required reductions in the commitment amounts commencing September 30, 2000. The obligations of GCI Holdings under the Credit Facility are secured by a lien on substantially all its assets and its restricted subsidiaries, including the stock of those subsidiaries, subject to the existing lien securing the Existing Fiber Lease Facility as described elsewhere in this section.
See within this section, "--Existing Fiber Lease Facility."

         The Fiber Facility. The Company plans to incur up to $75 million in additional indebtedness to finance the construction of an undersea fiber optic cable ("Fiber Facility"). Indebtedness incurred under the Fiber Facility will mature approximately ten years after the initial borrowings under the facility and will accrue interest at rates equal to LIBOR plus 3.0% or the prime rate plus 1.75%. The borrower under the Fiber Facility is Alaska United Fiber System Partnership ("AUFS") an indirect wholly-owned subsidiary of the Company and an unrestricted subsidiary under the Credit Facility and the Indenture associated with the Debt Offering. See within this section, "--1997 Equity and Debt Offerings." Indebtedness under the Fiber Facility is secured by substantially all assets of AUFS. Other subsidiaries of the Company, including GCI Holdings and GCI, Inc. have entered into various agreements intended to assure the ability of AUFS to meet its obligations under the Fiber Facility, including leases of capacity, keep-well agreements, and a completion guarantee.

         The Existing Fiber Lease Facility. On December 31, 1992, GCI Leasing, Co., Inc., an indirect wholly-owned subsidiary of the Company ("Leasing Company"), entered into a $12 million loan agreement ("Existing Fiber Lease Facility"), of which approximately $9 million of the proceeds were used to acquire capacity on the undersea fiber optic cable linking Seward, Alaska and Pacific City, Oregon. Concurrently, Leasing Company leased the capacity under a ten year all events, take-or-pay contract to MCI, which subleased the capacity back to the Company. The lease and sublease agreements provide for equivalent terms of 10 years and identical monthly payments of $200,000. The proceeds of the lease agreement with MCI were pledged as primary security for the financing. The Existing Fiber Lease Facility provides for monthly payments of $170,000 including principal and interest through the earlier of January 1, 2003, or until repaid. The Existing Fiber Lease Facility provides for interest at the prime rate less one-quarter percent. Additional collateral includes substantially all of the assets of Leasing Company including the fiber capacity and a security interest in all of its outstanding stock.
MCI has a second position security interest in the assets of Leasing Company.


1997 Equity and Debt Offerings

         On August 1, 1997, the Company sold 7,000,000 new shares of Class A common stock and, on behalf of certain of its shareholders ("Selling Shareholders"), sold 6,380,000 shares of Class A common stock (collectively, "Stock Offering"). The Stock Offering was done concurrently with a debt offering ("Debt Offering"). Both the Stock Offering and the Debt Offering were underwritten public offerings registered under the Securities Act. Shares in the Stock Offering were sold at $7.25 per share. The Company did not receive any of the proceeds from the sale of the shares by the Selling Shareholders. The Stock Offering was subject to an over-allotment option granted to the underwriters in the offering. On August 12, 1997, the underwriters exercised a portion of the option and acquired 1,221,200 shares of Class A common stock for subsequent sale pursuant to the Stock Offering.

         The Debt Offering was an offering of $180 million of unsecured 9.75% Senior Notes of GCI, Inc., an Alaska corporation and wholly-owned subsidiary of the Company ("Notes"). The Notes are due in the year 2007. GCI, Inc. was formed specifically to issue the Notes. The Notes are subject to the terms of an indenture ("Indenture") entered into by GCI, Inc. Upon the occurrence of a change of control, as defined in the Indenture, GCI, Inc. is required to offer to purchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest. The Indenture provides that the Notes are redeemable at the option of GCI, Inc. at specified redemption prices commencing in 2002. In addition, prior to a date to be specified in 2000, GCI, Inc. is permitted to redeem up to 33-1/3% of the Notes out of the net cash proceeds of one or more public equity offerings. The terms of the Notes contain limitations on the ability of GCI, Inc. and its restricted subsidiaries to incur additional indebtedness, limitations on investments, payment of dividends and other restricted payments and limitations on liens, asset sales, mergers, transactions with affiliates and operation of unrestricted subsidiaries. The Indenture also limits the ability of GCI, Inc. and its restricted subsidiaries to enter into or allow to exist specified restrictions on the ability of GCI, Inc. to receive distributions from restricted subsidiaries. For purposes of the Indenture and the Notes, the restricted subsidiaries consist of all direct or indirect subsidiaries of the Company, with the exception of the unrestricted subsidiaries. As of the Record Date, the unrestricted subsidiaries were entities formed by the Company in conjunction with its proposed Fiber Facility as described elsewhere in this section. These unrestricted subsidiaries consisted of GCI Transport Co., Inc., GCI Satellite Co., Inc., GCI Fiber Co., Inc., Fiber Hold Co., Inc. and AUFS. See within this section, "--The Fiber Facility" and "--The Existing Fiber Lease Facility."


                        LITIGATION AND REGULATORY MATTERS

         The Company was, as of the Record Date, involved in several administrative matters primarily related to its telecommunications markets in Alaska and the remaining 49 states and other regulatory matters. These actions are discussed in the Company's Annual Report. See, "Annual Report."


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The Company Board retained KPMG Peat Marwick LLP as the independent certified public accountants for the Company during the fiscal year ended December 31, 1997. It is anticipated that the Board will appoint KPMG Peat Marwick LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1998. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement, if so desired, and will be able to respond to appropriate questions.

                                  ANNUAL REPORT

         The Annual Report to shareholders of the Company in the form of Form 10-K for the year ended December 31, 1997 is enclosed with this Proxy Statement.


                       SUBMISSION OF SHAREHOLDER PROPOSALS

         Certain matters are required to be considered at an annual meeting of shareholders of the Company, e.g., the election of directors. From time to time, the board of directors of the Company may wish to submit to those shareholders other matters for consideration. Additionally, those shareholders may be asked to consider and take action on proposals submitted by shareholders who are not members of management that cover matters deemed proper under regulations of the Securities and Exchange Commission and applicable state laws.

         Shareholder eligibility to submit proposals, proper subjects and the form of shareholder proposals are regulated by Rule 14a-8 under Section 14(a) of the Exchange Act. Each proposal submitted should be sent to the Secretary of the Company at the corporate offices of the Company. Such proposals should include the full and correct registered name and address of the shareholders making the proposal, the number of shares owned and their date of acquisition. If beneficial ownership is claimed, proof of it should be submitted with the proposal. Such shareholders or their representatives must appear in person at the 1998 annual meeting and must present the proposal, unless they can show good cause for not doing so.

         Shareholder proposals must be received by the Secretary of the Company not later than December 28, 1998 for such proposals to be included in proxy materials for the 1998 annual meeting of shareholders of the Company.

         Management carefully considers all proposals and suggestions from shareholders. When adoption of a suggestion or proposal is clearly in the best interest of the Company and the shareholders generally, and does not require shareholder approval, it is usually adopted by the Board, if appropriate, rather than being included in the proxy statement.

                            SCHEDULE 14A INFORMATION
    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                    of 1934
                              (Amendment No. ____)

Filed by the Registrant                     [X]
Filed by a Party other than registrant      [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

         General Communication, Inc.
         ......................................................................
                (Name of Registrant as Specified in Its Charter)

         N/A
         ......................................................................
         (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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         and 0-11.

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            fee  was  paid   previously.   Identify  the   previous   filing  by
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